FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-06

Sent: Friday, November 21, 2014 5:08 PM
Subject: GSMS 2014-GC26 - Final Pricing Details (Public)(external)

GSMS 2014-GC26 –- Final Pricing Details (Public)(external)
$1.068bn Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Managers: Drexel Hamilton, LLC and Cantor Fitzgerald & Co.

Class	Moody's/Fitch/KBRA/DBRS	Size($mm)	WAL(yr)	C/E	Spread	Coupon	Yield	$px
A-1	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	46.189	2.83	30.000%	S + 36	1.434	1.425	99.99946
A-2	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	71.003	4.90	30.000%	S + 54	2.902	2.251	102.99668
A-3	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	40.000	7.01	30.000%	S + 90	3.467	2.998	102.99499
A-4	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	280.000	9.79	30.000%	S + 85	3.364	3.257	100.99345
A-5	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	349.842	9.87	30.000%	S + 87	3.629	3.285	102.99599
A-AB	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	91.592	7.38	30.000%	S + 77	3.365	2.917	102.99591
A-S	Aa1(sf)/AAAsf/AAA(sf)/AAA(sf)	92.569	9.92	22.625%	S + 120	3.964	3.619	102.99823
B	Aa3(sf)/AA-sf/AA(sf)/AA(sf)	56.483	9.92	18.125%	S + 145	4.215	3.869	102.99629
C	A3(sf)/Asf/A(sf)/A(sf)	40.794	9.92	14.875%	S + 195	4.511	4.369	101.91455

Anticipated Timing
Anticipated Closing:          Mon, Dec 8th

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331)  for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

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